Exhibit 99.1

600 Third Avenue
New York, NY 10016

NEWS

FOR IMMEDIATE RELEASE

Contact:

Kenneth M. Schwartz

212/297-0900

K&F Industries’ quarterly conference call with president and chief executive officer, Kenneth M.  Schwartz, will begin at 11 a.m. ET today. To participate, please dial (913) 981-5554 approximately 15 minutes prior to the scheduled start of the call. A replay will be available beginning at 2:00 p.m. EDT on May 13 through 11:59 p.m. ET on May 19, by dialing (719) 457-0820, access code: 8342410.

K & F INDUSTRIES, INC. REPORTS RESULTS

FOR THE FIRST QUARTER OF 2005

New York – May 13, 2005 – K & F Industries, Inc. today reported its financial results for the quarter ended March 31, 2005.

Results for the first quarter represent the first full period since the acquisition of K & F on November 18, 2004 by an affiliate of Aurora Capital Group, in exchange for approximately $1.06 billion in cash and a note for $14.7 million payable to the previous equity holders of K & F. The acquisition was financed with $795 million of debt and over $300 million of equity.  As a result of adjustments required by the purchase method of accounting in connection with the acquisition, K & F incurred a non-cash charge of $12 million during the first quarter of 2005.  Excluding this charge, K & F results for the quarter were in line with its forecast.

Sales rose 7 percent over the prior period to $89 million.  Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, and non-cash charges related to accounting for the acquisition), increased 24 percent to $32 million from $26 million (which includes a charge of $5 million in 2004 related to program participation costs, i.e. original equipment which is sold at a discount to cost, and which would be capitalized under the current accounting policy for such costs) in the prior period.

“This was a great start to the year,” stated Kenneth M. Schwartz, President and Chief Executive Officer of K & F Industries, Inc. “We continue to grow the top line organically with new product introductions, a focus on the highest growth sectors of commercial transport opportunities, including regional jets and high-end general aviation business jets, and more favorable pricing.”

During the quarter, the company pre-paid $19 million of its senior term loans with cash generated from operations and had $17 million of cash on hand at March 31, 2005.

Results For First Quarter 2005 Compared to First Quarter 2004

•                  Bookings rose 9 percent to $98 million from $90 million

•                  Sales increased $6 million to $89 million

•                  General aviation revenues were $17 million, up 14 percent from $15 million

•                  Revenue from the commercial transport sector improved 7 percent to $48 million

•                  Military revenues remained strong at $24 million versus $23 million

•                  Excluding the non-cash inventory purchase accounting charge, operating income was $26 million versus $23 million

•                  Adjusted EBITDA increased $6 million to $32 million

Segment Results

Revenues for Aircraft Braking Systems (ABSC) and Engineered Fabrics Corporation (EFC) were $74 million and $15 million, respectively, versus $69 million and $14 million in the first quarter of 2004.  “The revenue increases are broad based, with all market sectors reporting increases over the prior year, at both ABSC and EFC,” said Mr. Schwartz.

Financial Guidance Reaffirmed

The company expects financial performance for 2005 to be in line with its previously issued guidance as follows:

•                  Revenues are expected to increase 5-8 percent

•                  Adjusted EBITDA is expected to increase 25-30 percent over last year’s reported adjusted EBITDA of $115M (which includes a charge of $25 million in 2004 related to program participation costs, which would be capitalized under the current accounting policy for such costs.)

•                  Assuming our current accounting policy for program participation costs was applicable for all of last year, adjusted EBITDA is expected to increase 5-8 percent

•                  Free cash flow, after all scheduled debt service is expected to be $35 to $40 million

K & F Industries Inc., through is Aircraft Braking Systems Corporation subsidiary, is a worldwide leader in the manufacture of wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft.  K & F’s other subsidiary, Engineered Fabrics Corporation, is a major producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

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Forward Looking Statements

Some statements and information contained herein are not historical facts, but are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with SEC or press releases.  These forward-looking statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “should” or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties.  We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control.  Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiary, Aircraft Braking Systems Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness.  This press release should be read in conjunction with our periodic reports filed with the SEC.  We undertake no obligation to revise these statements following the date of this press release.

K & F INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended March 31,
	2005		2004
			(Predecessor)

Sales	88,690		83,149

Cost of Sales	60,466	**	48,052	***

Gross Profit	28,224		35,097

Independent Research and Development	3,833		3,627

Selling, General and Administrative Expenses	7,279		7,148

Amortization	3,014		1,146

Operating Income	14,098		23,176

Interest Expense, net	14,738		9,762

Income (loss) Before Income Taxes	(640)		13,414

Income Tax Benefit (Provision)	216		(4,510)

Net (loss) Income	$(424)		$8,904

Results for the first quarter ended March 31, 2005:  (i)  include adjustments required by the purchase method of accounting for the November 2004 acquisition; and (ii) the capitalization of program participation costs on sole source original wheel and brake equipment (O.E.) sold to aircraft manufacturers below cost which is being amortized over a period of the lesser of the aircraft’s economic useful life or 25 years on a straight line basis.  The period prior to the transaction reflects the historical cost basis of K&F Industries, Inc. and the expensing of O.E. costs.

**                                  Included in Cost of Sales for the three months ended March 31, 2005 is a non-cash inventory purchase accounting charge of $12,084.

***                           Included in Cost of Sales for the three months ended March 31, 2004 is a charge of $4,719 related to program participation costs that would be capitalized under our current accounting policy for such costs.

K & F INDUSTRIES, INC.

SELECTED FINANCIAL DATA

(In thousands)

	Three Months Ended March 31,
	2005	2004
		(Predecessor)
Capital Expenditures	$418	$647

Bookings	$97,637	$89,643

Backlog	$162,182	$137,064

Cash and Cash Equivalents	$17,314	$44,547

Total Debt	$771,577	$395,000

Shareholders’ Equity (Deficiency)	$310,303	$(178,289)

K & F INDUSTRIES, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP EARNINGS BEFORE
INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND NON-CASH
CHARGES RELATED TO ACCOUNTING FOR THE ACQUISITION

(ADJUSTED EBITDA)

(In thousands)

	Three Months Ended March 31,
	2005	2004
		(Predecessor)

Net (Loss) Income	$(424)	$8,904

Plus:
Income Tax (Benefit) Provision	(216)	4,510

Interest Expense, net	14,738	9,762

Operating Income	14,098	23,176

Plus:
Depreciation	2,560	1,730

Amortization of Program Participation Cost	559	0

Amortization	3,014	1,146

Non-Cash Inventory Purchase Accounting Adjustments	12,084	0

Adjusted EBITDA	$32,315	$26,052	**

Results for the first quarter ended March 31, 2005 reflect a new basis of accounting for: (i) fair value adjustments required by the purchase method of accounting for the Acquisition and related financing transactions; and (ii) the capitalization of program participation costs on sole source original wheel and brake equipment (O.E.) sold to aircraft manufacturers below cost which is being amortized over a period of lesser of the aircraft’s economic useful life or 25 years on a straight line basis.  The period prior to the transaction reflects the historical cost basis of K & F Industries, Inc. and the expensing of O.E costs.

**                                  Included in adjusted EBITDA for the three months ended March 31, 2004 is a charge of $4,719 related to program participation costs that would be capitalized under our current accounting policy for such costs.

We define adjusted EBITDA as net income before interest expense, income tax expense, depreciation and amortization expense and non-cash charges related to accounting for the acquisition.  This definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States.  We believe adjusted EBITDA provides a basis to measure our operating performance, apart from the expenses associated with our physical plant or capital structure.  Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flow from operating activities or other measures of performance defined by accounting principles generally accepted in the United States.  A reconciliation of adjusted EBITDA is presented above.